Exhibit 99.2

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS INDUSTRIES ANNOUNCES INCREASE IN SHARE REPURCHASE AUTHORIZATION AND DECLARES INCREASE IN CASH DIVIDEND
•	Board of Directors approves a 3.5 million share increase in share repurchase authorization

•	Approves a 12 percent increase in the regular quarterly cash dividend
          MINNEAPOLIS (January 24, 2008) Polaris Industries Inc. (NYSE:PII) announced today that its Board of Directors has increased the Company’s common stock share repurchase authorization by 3.5 million shares. The additional share repurchase authorization announced today, together with the 2.9 million shares remaining available for repurchase under the prior authorization, represents approximately 19 percent of the shares of Polaris common stock currently outstanding. Since 1996, the company has repurchased approximately 31.1 million shares of Polaris’ common stock at an average price of approximately $32 per share. The repurchase of any or all such shares authorized for repurchase will be governed by applicable SEC rules and dependent on management’s assessment of market conditions.
          Polaris’ Board of Directors also announced the approval of a 12 percent increase in the regular quarterly cash dividend, which represents the 13th consecutive year of Polaris increasing its dividend, effective with the 2008 first quarter dividend. The first quarter dividend of $0.38 will be payable on February 15, 2008 to shareholders of record at the close of business on February 1, 2008.
          Tom Tiller, Polaris’ CEO, commented, “The Board’s decision to increase our dividend and share repurchase program is a testament of the confidence in the strength of our business and ability to continue to create shareholder value. We remain committed to our 2009 objectives and have established a clear path to achieve them through winning in our core businesses, ATVs and snowmobiles, achieving operational excellence and growing the company through our growth businesses. Additionally, this past year our management team along with the Board have given considerable thought to what Polaris might look like over the next 10 years. Based on both the 2009 objectives and our longer term outlook, we believe our ongoing strategy of repurchasing Polaris stock is a prudent use of our strong cash flow and balance sheet that will continue to maximize our shareholders’ investment.”
About Polaris
     With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles (ATVs), including the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use.

     Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.